Exhibit 99.1

SandRidge Energy Sends Letter to Shareholders

Highlights Carl Icahn’s Poor Energy Track Record and Lack of a Plan for SandRidge

Urges Shareholders to Vote “FOR” all Five Highly-Qualified SandRidge Directors Plus Two Independent

Nominees from Icahn

OKLAHOMA CITY, June 5, 2018 — SandRidge Energy, Inc. (“SandRidge” or the “Company”) (NYSE: SD) today announced that it has sent a letter to shareholders outlining Icahn Capital’s (“Icahn”) poor track record in the energy industry, lack of a plan and false and misleading campaign against the Company.

Additionally, SandRidge highlighted the support it received from leading independent proxy advisory firm, Glass, Lewis & Co., LLC, recommending that shareholders vote for a majority of SandRidge’s director nominees and withhold support on Icahn’s non-independent nominees, including two who work directly for Icahn and one recent former employee.

The Board strongly recommends that shareholders vote on the WHITE proxy card “FOR” all five of SandRidge’s highly-qualified directors: Sylvia K. Barnes, Kenneth H. Beer, Michael L. Bennett, William M. Griffin and David J. Kornder at the Company’s 2018 Annual Meeting of Shareholders to be held on June 19, 2018. The Board also recommends that shareholders vote “FOR” the addition of only two independent directors proposed by Icahn. The Board has already carefully vetted and offered to appoint John J. “Jack” Lipinski and Randolph C. Read as directors in connection with a settlement proposal that Icahn refused.

The Board also recommends shareholders vote “FOR” the ratification of the continuation of the short-term shareholder rights plan through November 26, 2018 to protect shareholders from unfair, abusive or coercive takeover strategies, including acquisition of control without payment of an adequate premium, while the Board continues its review of strategic alternatives to maximize shareholder value.

Included below is the full text of the letter.

Dear Fellow SandRidge Shareholders:

The SandRidge Energy Annual Meeting scheduled for June 19, 2018 is rapidly approaching and you have an important decision to make regarding your investment:

✓	Support our nominees, who will continue the ongoing, impartial review of strategic alternatives to maximize shareholder value; OR

X	Allow Carl C. Icahn and his affiliates (collectively, “Icahn”) to short circuit that process by taking control of the Board.

In the past several months, the SandRidge Board positioned the Company to maximize value for shareholders by implementing a management transition plan, dramatically reducing the Company’s general and administrative expenses, overseeing continuing operational refinements and developing a new bottoms-up 3P reserves development plan. This standalone plan provides the necessary foundation to properly assess all proposals received as a result of our strategic review process, which is well underway.

We are moving expeditiously, and expect to receive initial indications of interest before the end of June, after which the Board will evaluate, conduct diligence on and engage in negotiations with potential counter-parties that have submitted viable proposals. Your vote is critical to ensuring SandRidge unlocks its full potential for all of its shareholders.

The clear choice to protect your SandRidge investment is to vote “FOR” SandRidge’s five highly-qualified directors plus two independent nominees put forth by Icahn and to support the extension of the short-term shareholder rights plan.

Glass Lewis agrees that electing current or former Icahn employees would be poor corporate governance

In a clear rejection of Icahn’s attempt to seize control of the Board, Glass, Lewis & Co. (“Glass Lewis”) a leading independent proxy advisory firm, recommends that SandRidge shareholders vote on the Company’s WHITE proxy card “FOR” four of SandRidge’s highly-qualified and experienced current director nominees and recommends abstaining from supporting Icahn’s non-independent nominees, including two who work directly for Icahn and one recent former employee. While Glass Lewis has rebuked Icahn by recommending only one more independent Icahn nominee than we already support, we believe there is no benefit to providing Icahn a third seat on our Board. Doing so would replace an engaged, independent nominee with substantial knowledge of SandRidge and its assets with a third, new nominee with limited knowledge of the Company and little upstream industry experience.

The Glass Lewis recommendation underscores our belief that turning over control of the Board to Icahn would end the impartial strategic review process, drive away competition, and position Icahn to consolidate control of our Company as cheaply as possible. In particular, Glass Lewis warns SandRidge shareholders not to “overlook the very direct conflicts arising from appointing current or former Icahn employees to the board at this time.” Regarding this so called “corporate governance crusader’s” intended takeover approach, Glass Lewis rejects Icahn’s dangerous attempts to effectively position the fox to guard the henhouse:1

“the election of any current — or, indeed, former — Icahn employees to the SandRidge board during an active solicitation in which Icahn may submit a bid would represent a clear deviation from foundational principles of sound corporate governance.”

Icahn has made clear his desire to acquire SandRidge, and is seeking to gain control without paying you an appropriate premium or participating in a competitive process. Perhaps that is why Icahn continues to falsely claim that the process is not making progress, even while he has been quietly participating in that process. Icahn and his advisors have executed a non-disclosure agreement, accessed the Company’s data room, received the summary reserve and long term financial projections from the Company’s new 3P development plan and even participated in management presentations at the Company’s headquarters in Oklahoma City on May 30, 2018. With this firsthand knowledge of the process, it is completely disingenuous for Icahn to assert that he has “seen no evidence to date that any progress whatsoever has been made.” We can only surmise that this is yet another blatant attempt to chill competition and gain control over our process and ultimately the Company.

In an ironic twist, Icahn’s “cursory” plan involves hiring SandRidge’s old management

Your Board previously announced and is executing on a detailed plan to maximize shareholder value, which is already underway and successfully achieving results. By contrast, Icahn’s plan – which Glass Lewis describes as “cursory” and “particularly short sighted” – involves a baffling relationship with a former SandRidge executive, Matthew “Matt” Grubb. Icahn has engaged Mr. Grubb as the advisor who will “help assist [Icahn] in…developing a strategy” and who “will be integral to…the execution of next steps after the Company’s annual meeting.” According to his agreement with Icahn, Mr. Grubb will receive no compensation from Icahn for this arrangement.

[1]	Permission to use quotations neither sought nor obtained.

Icahn neglects, however, to tell all shareholders about Matt Grubb’s history with SandRidge:

•	Matt Grubb was installed by Company founder Tom Ward as the Chief Operating Officer of SandRidge prior to the 2007 IPO and promoted to President in January of 2011. He was Tom Ward’s “right hand man.”

•	In Icahn’s own words about the Company’s previous management team, he stated, “following a debt-fueled acquisition spree, in 2013 [Tom] Ward was ousted by activist investors.” Icahn conveniently ignores the fact that Grubb was an integral part of that management team and resigned in March of 2013 in connection with a settlement with the activist investors and as a precursor to Tom Ward’s ouster three months later.

•	From the time of SandRidge’s initial public offering in November 2007 to Mr. Grubb’s departure in March 2013, the Company’s share price decreased from $26.00 to $5.63, resulting in a negative 78% return and the destruction of more than $800 million of total shareholder value.

With a complete lack of irony or self-awareness, Icahn has accused our Board of “acting in the grand tradition of previous management and boards of SandRidge,” yet he has hired as a consultant and presumptive new management an actual member of the Company’s previous management.

Icahn’s poor track record in the energy industry

Considering his empty rhetoric, half-truths and hyperbole, it should come as no surprise that Icahn has chosen not to highlight his track record in the energy industry which is simply terrible:

•	We estimate that Icahn has presided over the destruction of ~$27 billion[2] of shareholder value across the six energy companies in which he has made investments and agitated for change since 2010.

•	He has destroyed value in four and underperformed the relevant benchmark in each and every one of them.

Notably, at CVR Energy, Icahn secured a controlling stake in the company, replaced all nine directors and initiated a process to pursue a sale.

Despite Icahn’s strident claims that “the new board will be able to find a purchaser for the company as I have for many companies in the past,”3 the sales process “produced no credible offers for the company”.4 Six years later, CVR Energy is left with a Board and management team that is controlled entirely by one shareholder – Icahn.

In another energy investment, Talisman Energy, Icahn appointed two of his employees to the board, including Jonathan Christodoro, whom Icahn recently nominated for election to the SandRidge Board. While Icahn, and his two hand-picked directors, were able to complete a sale of Talisman – it was done at a significant discount to the share price Icahn paid to invest in the company less than two years earlier.

Protect your investment by supporting the SandRidge Board

Don’t be fooled by Icahn’s false and misleading campaign and don’t let Icahn disrupt the ongoing process. It is essential to retain control of your investment and elect an independent Board committed to maximizing value for all shareholders.

[2]	Calculated as sum of market cap differences during Icahn holding period
[3]	Open letter to CVR Energy shareholders, March 19, 2012
[4]	Open letter to CVR Energy shareholders, August 6, 2012

We urge you to vote for the entire slate of five highly-qualified and experienced current SandRidge director nominees and two additional, fully-independent nominees and vote for the ratification of the short-term rights plan.

Your vote is very important – no matter how many shares you own. Support your Board by voting the Company’s WHITE universal proxy card TODAY. Please follow the instructions on the enclosed WHITE universal proxy card to vote by telephone or Internet or sign, date and return the enclosed WHITE universal proxy card in the postage-paid envelope provided.

Your independent Board is committed to acting in the best interests of the Company and its shareholders. Thank you for your investment.

Sincerely,

Sylvia K. Barnes, Independent Director

Kenneth H. Beer, Independent Director

Michael L. Bennett, Chairman of the Board

William M. Griffin, Jr., Director and Chief Executive Officer

David J. Kornder, Independent Director

If you have any questions or require assistance with voting your WHITE proxy card, please call MacKenzie Partners at the phone numbers listed below:

1407 Broadway

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: sandridge@mackenziepartners.com

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth oriented projects in Oklahoma and Colorado. The majority of the Company’s production is generated from the Mississippi Lime formation in Oklahoma and Kansas. Development activity is currently focused on the Meramec formation in the NW STACK Play in Oklahoma and multiple oil rich Niobrara benches in the North Park Basin in Colorado.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements concerning our expectations for future performance, including statements regarding the exploration of strategic alternatives, the pursuit of options that maximize shareholder value and the consideration of candidates for nomination to SandRidge’s Board of Directors. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of SandRidge’s exploration of strategic alternatives; and any changes in general economic or industry specific conditions. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge’s public filings with the SEC, which are available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Contact:

Johna Robinson

Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue Oklahoma City, OK 73102

+1 (405) 429-5515

MacKenzie Partners, Inc.

Dan Burch, +1 (212) 929-5748, dburch@mackenziepartners.com

Paul Schulman, +1 (212) 929-5364, pschulman@mackenziepartners.com

Media Contact:

SVC

Bryan Locke, +1 (312) 895-4700, blocke@sardverb.com

Kelly Kimberly, +1 (832) 680-5120, kkimberly@sardverb.com